Exhibit 2
Japanese GAAP
Consolidated Financial Statements
(TRANSLATION)
August 7, 2006
Condensed Statements of Consolidated Financial Results
For the Three Months Ended June 30, 2006

Company Name:	NISSIN CO., LTD. (URL: http://www.nisgroup.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading Symbol: NIS)

President:	Shinsuke Amiya, Representative Director & Co-CEO

Inquiries:	Akihiro Nojiri, Executive Director & Executive Officer (Tel: +81-3-3348-2424)

Application of GAAP:	Japanese GAAP

Japanese GAAP
Consolidated Financial Statements
(Note: All amount except for percentages and per share data, in these financial statements are rounded down to the nearest unit)
1.	Items Relating to the Preparation of Consolidated Financial Statements
(1)	Adoption of the simplified method in accounting treatments: None

(2)	Changes in accounting treatments compared with the previous fiscal year: None

(3)	Changes in scope of consolidation and application of the equity method : Yes

Newly consolidated subsidiaries:	1 company
Formerly consolidated subsidiaries:	1 company
Affiliates newly accounted for under the equity method:	1 company
Affiliates formerly accounted for under the equity method:	2 companies
2.	Summary of the Consolidated Financial Results For the Three Months Ended June 30, 2005 and 2006, and for the Year Ended March 31, 2006
1)	Consolidated Operating Results

	Three Months Ended June 30,				Year Ended
	2006		2005		March 31, 2006
	Amount	Percentages(2)	Amount	Percentages(2)	Amount	Percentages(2)

	(in millions except percentages)
Operating revenues	¥15,088	28.6%	¥11,730	10.4%	¥60,991	33.0%
Operating income	2,266	35.9	1,668	(42.4)	12,784	48.3
Ordinary income	2,376	33.8	1,775	(35.5)	12,785	48.8
Net income	1,645	24.5	1,322	(61.8)	9,033	38.4

	Three Months Ended June 30,		Year Ended
	2006	2005	March 31, 2006

	(in yen)
Net income per share:
Basic	¥0.60	¥2.12	¥6.91
Diluted	0.59	1.93	6.50

Notes:	1.	On each of November 18, 2005 and April 1, 2006, NISSIN completed a 2-for-1 stock split.
	2.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidated Financial Statements
Overview of Consolidated Operating Results
In the three months ended June 30, 2006, the Japanese economy continued a steady recovery, backed by favorable corporate profitability. However, in the money lending industry, loan loss-related costs increased due to an increase of excess interest repayments to borrowers. On the other hand, in the financing and leasing industry for small to medium-sized enterprises, in which our group companies operate, capital needs for investment in businesses and capital expenditure increased continuously due to active business expansion by companies, and in the loan servicing industry, although acquisition of specific money claims became increasingly competitive, the business environment for collection of purchased loans showed steady performance due to economic recovery.
In this business environment, while further promoting integrated financial services and loan servicing business as part of our total financial strategy, we have focused our efforts on the improvement of our business platforms in order to grow our China-related businesses and securities businesses, as well as increased allocation of managerial resources to real estate-related businesses.
We also appointed an outside director and established a Compliance Committee in order to improve compliance in our group companies through development and enhancement of our internal control system.
In addition, Nissin Co., Ltd. will change its company name to “NIS Group Co., Ltd.” effective October 1, 2006 in order to establish a brand image as “a Total Financial Solution Provider” by utilizing the comprehensive strength of our group companies, in accordance with a resolution adopted by the Annual Shareholders’ Meeting held on June 24, 2006.
Total operating revenues for the three months ended June 30, 2006 was ¥15,088 million, an increase of ¥3,358 million, or 28.6%, compared with the corresponding period of the previous fiscal year. This is attributable to an increase of ¥1,528 million, or 21.0%, in interest income and loan origination fees from notes and loans receivable to ¥8,809 million, compared with the corresponding period of the previous fiscal year, due to an increase in the outstanding balance of notes and loans receivable centering on real estate financing in the loan business of the integrated financial services segment, and an increase of ¥1,157 million, or 63.5%, in revenue from purchased loans to ¥2,981 million in the loan servicing business, compared with the corresponding period of the previous fiscal year.
Operating income for the three months ended June 30, 2006 was ¥2,266 million, an increase of ¥598 million, or 35.9%, compared with the corresponding period of the previous fiscal year. This is attributable to costs of purchased loans collected which remained low at ¥1,614 million, an increase of ¥423 million, or 35.6%, compared with the corresponding period of the previous fiscal year, due to increased collection of unsecured receivables, in addition to cost of sales of real estate of ¥665 million which were incurred in the corresponding period of the previous fiscal year in the loan servicing business, despite an increase of loan loss-related costs caused by increased excess interest repayments to borrowers in the loan business. Consequently, ordinary income for the three months ended June 30, 2006 was ¥2,376 million, an increase of ¥601 million, or 33.8%, compared with the corresponding period of the previous fiscal year. Net income for the three months ended June 30, 2006 was ¥1,645 million, an increase of ¥323 million, or 24.5%, compared with the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidated Financial Statements
Operating Results by Business Segment
I.	Integrated Financial Services
(a)	Loans

In the loan business, which is our core business, Nissin Co., Ltd. and Aprek Co., Ltd., a JASDAQ-listed consolidated subsidiary (Trading code: 8489), are mainly promoting secured loans, i.e. real estate-backed loans, and unsecured loans for business owners. We focused our efforts on enhancing our prompt credit screening system and ensuring high quality of loans receivable. Also, we established “Real Estate Group” in our Sales & Marketing Division to control real estate-backed loans, and established the “Sales & Marketing Group” to enhance sales system for loans to business owners as well as to promote efficiency of loans to consumers. In addition, we integrated our sales bases for loans to business owners in Japan’s Kyushu region into the “Kyushu Sales Department”, located in Fukuoka-shi, Chuo-ku, in accordance with a review of overlapping branches with Aprek.

As a result of these efforts, total outstanding balance of notes and loans receivable as of June 30, 2006 was ¥229,949 million, an increase of ¥85,492 million, or 59.2%, compared with the end of the corresponding period of the previous fiscal year.

(b)	Leasing

In the leasing business, NIS Lease Co., Ltd., a wholly-owned subsidiary, promoted financial services such as leases and installment loans mainly to meet capital needs of expanding businesses of domestic small to medium-sized enterprises. Also, Nissin Leasing (China) Co., Ltd., a wholly-owned subsidiary, commenced financial services in China, centering on direct finance leases. As a result of theses efforts, total assets held for leases and installment loans, net of unearned revenue from installment loans, as of June 30, 2006 were ¥9,562 million, an increase of ¥3,033 million, or 46.5%, compared with the end of the corresponding period of the previous fiscal year.

(c)	Credit Guarantees

In the credit guarantee business, we guarantee secured and unsecured business owner loans receivable and unsecured consumer loans receivable of other companies. We focus our efforts on business expansion and promoting efficiency through pursuing synergistic effects by utilizing our credit expertise developed through our experience in the loan business and our alliance company’s customer databases and established brand value. As a result of these efforts, the balance of guaranteed borrowings outstanding before deduction of reserves for guarantee losses as of June 30, 2006 was ¥15,020 million, an increase of ¥6,471 million, or 75.7%, compared with the end of the corresponding period of the previous fiscal year.

(d)	Securities

In the securities business, NIS Securities Co., Ltd., a wholly-owned subsidiary, promotes our investment banking business by underwrites initial public offerings, and also provides proposals and offers for funding techniques to listed venture companies and small to medium-sized enterprises.
As a result of these efforts, operating revenue from integrated financial services for the three months ended June 30, 2006 was ¥11,528 million, an increase of ¥2,710 million, or 30.7%, compared with the corresponding period of the previous fiscal year. However, operating income from integrated financial services was ¥1,006 million, a decrease of ¥287 million, or 22.2%, compared with the corresponding period of the previous fiscal year, due to an increase of loan loss-related costs resulting from an increase of excess interest repayments amidst debates over amendment to the system of money lending businesses.

Japanese GAAP
Consolidated Financial Statements
II.	Loan Servicing

In the loan servicing business, Nissin Servicer Co., Ltd., listed on the Mothers market of the Tokyo Stock Exchange (Trading code: 8426), promoted acquisition of specific money claims through a proactive approach to financial institutions, efficient collection activities which take into consideration the customers’ revitalization and profitability, and enhancement of real estate-related businesses. As a result of these efforts, the total of purchased loans receivable and real estate acquired for sale as of June 30, 2006 were ¥30,536 million, an increase of ¥14,316 million, or 88.3%, compared with the end of the corresponding period of the previous fiscal year. Operating revenue from loan servicing for the three months ended June 30, 2006 was ¥3,354 million, an increase of ¥526 million, or 18.6%, and operating income from loan servicing was ¥1,089 million, an increase of ¥671 million, or 160.6%, compared with the corresponding period of the previous fiscal year, respectively.

III.	Other Businesses
(a)	Real Estate-related Business

In the real estate-related business, we promoted active investment in profitable real estate properties mainly through NIS Property Co., Ltd., a wholly-owned subsidiary.

(b)	Business Owner Support Services

With regard to our business owner support services, we are operating life and non-life insurance agency, consulting, and other businesses.
As a result of these efforts, operating revenue from other businesses for the three months ended June 30, 2006 was ¥205 million, an increase of ¥121 million, or 144.5%, compared with the corresponding period of the previous fiscal year, and operating income was ¥34 million, compared to operating losses of ¥128 million for the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidated Financial Statements
2)	Changes in Consolidated Financial Position

	June 30,		March 31,
	2006	2005	2006

	(in millions except percentages and per share data)
Total assets	¥373,747	¥221,605	¥350,861
Net assets	88,960	63,763	79,824
Net worth ratio (%)	23.1%	28.8%	22.8%
Net assets per share (in yen)	30.60	102.10	58.35

Note:	On each of November 18, 2005 and April 1, 2006, NISSIN completed a 2-for-1 stock split.
3)	Consolidated Cash Flows

	Three Months Ended June 30,		Year Ended March 31,
	2006	2005	2006

	(in millions)
Net cash used in operating activities	¥(17,552)	¥(2,240)	¥(89,882)
Net cash used in investing activities	(2,914)	(3,431)	(17,144)
Net cash provided by (used in) financing activities	27,618	(1,849)	102,574
Cash and cash equivalents at end of period	28,276	17,883	21,105

Overview of Changes in Consolidated Financial Position
I.	Assets, Liabilities and Net Assets

As of June 30, 2006, total assets were ¥373,747 million, an increase of ¥22,886 million, or 6.5%, compared with the end of the previous fiscal year. This increase is mainly attributable to an increase of ¥8,184 million, or 3.1%, in total operating assets due to enhanced sales activity in integrated financial services and an increase in real estate for sale in loan servicing business caused by enhanced loan purchase activities. In addition, an increase of ¥5,827 million, or 64.0%, in real estate for sale in other businesses to ¥14,934 million, compared with the end of the previous fiscal year, also contributed to the increase in total assets.

Total liabilities were ¥284,786 million, an increase of ¥16,157 million, or 6.0%, compared with the end of the previous fiscal year. This increase is mainly attributable to an increase in total interest-bearing debt of ¥24,070 million, or 9.8%, compared with the end of the previous fiscal year, due to an increase of fund procurement for expansion of operating assets in each business segment, while accrued income taxes decreased by ¥5,200 million, or 85.4%, compared with the end of the previous fiscal year.

Net assets were ¥88,960 million, an increase of ¥6,728 million, or 8.2%, compared with the end of the previous fiscal year. This is mainly attributable to an increase of ¥8,221 million in common stock and additional paid-in capital due to factors such as a new share issuance of ¥8,000 million through a third-party allotment to Sumitomo Mitsui Banking Corporation on June 12, 2006 and conversions of convertible bonds. Moreover, net income of ¥1,645 million for the three months ended June 30, 2006, an increase of 24.5% compared with the corresponding period of the previous fiscal year also contributed to this increase.

Consequently, the net worth ratio as of June 30, 2006 was 23.1%, an increase of 0.3%, compared with the end of the previous fiscal year.

Japanese GAAP
Consolidated Financial Statements
II.	Cash Flows

As of June 30, 2006, cash and cash equivalents (“cash”) was ¥28,276 million, an increase of ¥7,170 million, compared with the end of the previous fiscal year. Overviews of cash flows are as following:

(Cash Flows from Operating Activities)

Net cash used in operating activities for the three months ended June 30, 2006 was ¥17,552 million, compared to ¥2,240 million used for the corresponding period of the previous fiscal year. This change is mainly attributable to ¥9,217 million used in net origination of notes and loans receivable, compared to ¥1,423 million used for the corresponding period of the previous fiscal year, ¥743 million provided by net collection of purchased loans receivable, compared to ¥657 million used in net acquisition for the corresponding period of the previous fiscal year, and ¥1,169 million used in net acquisition of assets held for leases and net origination of installment loans, compared to ¥1,039 million used for the corresponding period of the previous fiscal year, while income before income taxes was ¥3,187 million, an increase of ¥732 million, compared with the corresponding period of the previous fiscal year.

(Cash Flows from Investing Activities)

Net cash used in investing activities for the three months ended June 30, 2006 was ¥2,914 million, compared to ¥3,431 million used for the corresponding period of the previous fiscal year. This change is mainly attributable to ¥2,422 million used in net acquisition of investment securities, compared to ¥981 million used for the corresponding period of the previous fiscal year, and ¥550 million used in net payments for capital contributions, compared to ¥1,662 million used for the corresponding period of the previous fiscal year.

(Cash Flows from Financing Activities)

Net cash provided by financing activities for the three months ended June 30, 2006 was ¥27,618 million, compared to ¥1,849 million used for the corresponding period of the previous fiscal year. This change is mainly attributable to ¥24,206 million provided by net proceeds from interest-bearing debt, compared to ¥717 million used in net repayments for the corresponding period of the previous fiscal year.
3.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2007

	Six Months Ending	Year Ending
	September 30, 2006	March 31, 2007

	(in millions except per share data)
Operating revenues	¥32,000	¥68,000
Ordinary income	6,500	14,200
Net income	3,500	7,600
Net income per share (in yen)	1.24	2.69

Note:	Net income per share is calculated by using the number of outstanding shares of common stock as of June 30, 2006.
     Full-year Forecasts and the Underlying Assumptions
     No adjustment has been made to the financial forecasts since the last announcement on May 8, 2006.

Japanese GAAP
Consolidated Financial Statements
— Special Note Regarding Forward-looking Statements —
This document contain forward-looking statements about our industry, our business, our plans, and objectives, our consolidated and non-consolidated financial condition and results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
The risks that affect our business results, stock price and financial position are discussed below. The forward-looking statements in the financial statements are based on current management’s judgment as of August 7, 2006, the filing date.
Risk and uncertainties which may affect our business results are not limited to the factors listed below, as unknown risks and uncertainties may be as yet unexpected to us.
2.	Risks from business environment
(a)	Weak economic conditions

(b)	Intensified customer acquisition competition by entry of major financial institutions and IT companies

(c)	Misconduct by an employee or director or negative publicity for our industry
3.	Regulations
(a)	Regulations under Japanese law
i)	Regulation concerning loan business
•	Regulation concerning interest rate

•	Regulation concerning loan operation
ii)	The Special Measures Law Concerning the Claims Servicing Business

iii)	The Installment Sales Law

iv)	The Securities and Exchange Law

v)	Other related regulations
(b)	Regulations under U.S. law

(c)	Amendments to current laws and the growing variety of legal means with which our customers can seek protection from creditors
4.	Business risks
(a)	Funding and market interest rate

(b)	Reliability of our information or technological system and network

(c)	Influence on important decisions by chairman and his family

(d)	Operating assets portfolio

(e)	Risk concerning investment

(f)	Strategic alliance and joint ventures to acquire new customers

(g)	Risk concerning economic trend and liquidity in real estate-related businesses

Japanese GAAP
Consolidated Financial Statements
Attachment
1.	Consolidated Financial Statements
1)	Consolidated Balance Sheets

	June 30,				March 31,
	2006	2005	Change		2006
	Amount	Amount	Amount	Percentage	Amount

	(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥28,826	¥18,632	¥10,194	54.7%	¥22,788
Notes and loans receivable	229,949	144,456	85,492	59.2	224,240
Purchased loans receivable	23,071	15,354	7,716	50.3	24,038
Real estate for sale — loan servicing	7,465	865	6,599	762.4	6,126
Real estate for sale — other businesses	14,934	—	—	—	—
Other	21,037	14,168	6,868	48.5	26,989
Allowance for loan losses	(9,604)	(8,697)	(907)	10.4	(9,572)

Total Current Assets	315,679	184,780	130,898	70.8	294,611

Fixed Assets:
Tangible fixed assets
Assets held for leases	4,387	2,453	1,934	78.8	3,997
Land	825	356	469	131.7	825
Other	894	673	221	32.8	854

Total tangible fixed assets	6,107	3,483	2,624	75.3	5,677

Intangible fixed assets	2,443	2,545	(102)	(4.0)	2,458

Investments and other assets
Investment securities	34,490	21,406	13,083	61.1	34,501
Other	19,655	12,693	6,961	54.8	17,478
Allowance for loan losses	(4,627)	(3,304)	(1,322)	40.0	(3,866)

Total investments and other assets	49,517	30,795	18,722	60.8	48,114

Total Fixed Assets	58,068	36,824	21,244	57.7	56,250

Total Assets	¥373,747	¥221,605	¥152,142	68.7%	¥350,861

Japanese GAAP
Consolidated Financial Statements

	June 30,				March 31,
	2006	2005	Change		2006
	Amount	Amount	Amount	Percentage	Amount

	(in millions except percentages)
(Continued)
LIABILITIES:
Current Liabilities:
Accounts payable	¥338	¥296	¥42	14.2%	¥345
Short-term borrowings	46,172	6,820	39,352	577.0	25,782
Current portion of long-term borrowings	59,736	52,291	7,445	14.2	58,384
Current portion of bonds	1,860	5,060	(3,200)	(63.2)	1,860
Current portion of convertible bonds	685	—	685	—	822
Commercial paper	30,000	4,000	26,000	650.0	30,000
Accrued income taxes	887	1,101	(213)	(19.4)	6,088
Accrued bonuses — employees	368	263	105	40.0	751
Accrued bonuses — directors	18	—	18	—	—
Accrued retirement benefits — employees	—	—	—	—	265
Reserve for guarantee losses	727	446	281	63.0	629
Reserve for losses on excess interest repayments	940	—	940	—	590
Other	8,736	2,833	5,903	208.4	9,815

Total Current Liabilities	150,471	73,112	77,359	105.8	135,335

Long-term Liabilities:
Bonds	26,290	17,150	9,140	53.3	26,290
Convertible bonds	—	8,426	(8,426)	(100.0)	—
Long-term borrowings	74,901	49,282	25,618	52.0	81,873
Asset backed securities	31,108	5,148	25,959	504.2	21,669
Accrued retirement benefits — directors and statutory auditors	379	330	49	14.9	381
Other	1,567	3,178	(1,610)	(50.7)	3,010

Total Long-term Liabilities	134,247	83,516	50,731	60.7	133,225

Statutory Reserve
Reserve for securities transactions	68	68	—	—	68

Total Statutory Reserve	68	68	—	—	68

Total Liabilities	284,786	156,696	128,090	81.7	268,629

MINORITY INTERESTS:
Minority interests	—	1,145	—	—	2,407

SHAREHOLDERS’ EQUITY:
Common Stock	—	8,037	—	—	11,848
Additional Paid-in Capital	—	10,776	—	—	15,519
Retained Earnings	—	42,608	—	—	49,040
Unrealized Gains on Investment Securities	—	5,266	—	—	5,097
Foreign Currency Translation Adjustments	—	21	—	—	150
Treasury Stock	—	(2,947)	—	—	(1,833)

Total Shareholders’ Equity	—	63,763	—	—	79,824

Total Liabilities, Minority Interests and Shareholders’ Equity	¥—	¥221,605	¥—	—%	¥350,861

Japanese GAAP
Consolidated Financial Statements

	June 30,				March
	2006	2005	Change		2006
	Amount	Amount	Amount	Percentage	Amount

	(in millions except percentages)
(Continued)
NET ASSETS:
Shareholders’ Equity:
Common stock	¥15,962	¥—	¥—	—%	¥—
Additional paid-in capital	19,627	—	—	—	—
Retained earnings	49,442	—	—	—	—
Treasury stock	(1,754)	—	—	—	—

Total Shareholders’ Equity	83,277	—	—	—	—

Valuation and Translation Adjustments:
Unrealized gains on investment securities	3,016	—	—	—	—
Deferred losses on hedging instruments	(0)	—	—	—	—
Foreign currency translation adjustments	168	—	—	—	—

Total Valuation and Translation Adjustments	3,185	—	—	—	—

Minority Interest	2,497	—	—	—	—

Total Net Assets	88,960	—	—	—	—

Total Liabilities and Net Assets	¥373,747	¥—	¥—	—%	¥—

Japanese GAAP
Consolidated Financial Statements
2)	Consolidated Statements of Income

	Three Months				Year Ended
	Ended June 30,				March 31,
	2006	2005	Change		2006
	Amount	Amount	Amount	Percentage	Amount

	(in millions except percentages)
Operating Revenues:
Interest income from notes and loans receivable	¥7,879	¥6,927	¥952	13.7%	¥28,846
Revenue from purchased loans	2,981	1,824	1,157	63.5	11,921
Other financial income	8	0	8	—	13
Other operating income	4,219	2,978	1,240	41.6	20,209

Total Operating Revenues	15,088	11,730	3,358	28.6	60,991
Operating Expenses:
Financial costs	691	598	92	15.5	2,424
Costs of purchased loans collected	1,614	1,190	423	35.6	6,962
Other operating expenses	10,516	8,272	2,243	27.1	38,820

Total Operating Expenses	12,822	10,062	2,760	27.4	48,207

Operating Income	2,266	1,668	598	35.9	12,784

Other Income	461	268	193	71.9	1,005
Other Expenses	351	161	190	118.1	1,004

Ordinary Income	2,376	1,775	601	33.8	12,785

Special Gains	900	683	217	31.8	4,171
Special Losses	90	4	86	—	645

Income Before Income Taxes and Minority Interests	3,187	2,454	732	29.8	16,311

Income taxes — current	957	1,184	(227)	(19.2)	7,674
Income taxes — deferred	425	(82)	507	—	(992)
Minority interests	158	30	128	422.4	596

Net Income	¥1,645	¥1,322	¥323	24.5%	¥9,033

Japanese GAAP
Consolidated Financial Statements
3)	Consolidated Statement of Changes in Net Assets

For the three months ended June 30, 2006:

	Shareholders' Equity
					Total
		Additional	Retained	Treasury	Shareholders'
	Common stock	Paid-in Capital	Earnings	Stock	Equity

	(in millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576
Changes of items for the three months ended June 30, 2006:
Stock issuance	4,113	4,023	—	—	8,137
Cash dividends	—	—	(1,503)	—	(1,503)
Directors’ bonuses	—	—	(98)	—	(98)
Net income	—	—	1,645	—	1,645
Sale of treasury stock	—	84	—	78	162
Decrease in company accounted for by the equity method	—	—	356	—	356
Net changes of items other than shareholders’ equity	—	—	—	—	—

Total changes for the three months ended June 30, 2006	4,113	4,107	401	78	8,701

Balance as of June 30, 2006	¥15,962	¥19,627	¥49,442	¥(1,754)	¥83,277

	Valuation and Translation Adjustments
	Unrealized			Total
	Gains	Deferred	Foreign	Valuation
	(Losses) on	Losses on	Currency	and
	Investment	Hedging	Translation	Translation	Minority	Total
	Securities	Instruments	Adjustments	Adjustments	Interests	Net Assets

	(in millions)
Balance as of March 31, 2006	¥5,097	¥—	¥150	¥5,248	¥2,407	¥82,232
Changes of items for the three months ended June 30, 2006:
Stock issuance	—	—	—	—	—	8,137
Cash dividends	—	—	—	—	—	(1,503)
Directors’ bonuses	—	—	—	—	—	(98)
Net income	—	—	—	—	—	1,645
Sale of treasury stock	—	—	—	—	—	162
Decrease in company accounted for by the equity method	—	—	—	—	—	356
Net changes of items other than shareholders’ equity	(2,081)	(0)	18	(2,062)	90	(1,972)

Total changes for the three months ended June 30, 2006	(2,801)	(0)	18	(2,062)	90	6,728

Balance as of June 30, 2006	¥3,016	¥(0)	¥168	¥3,185	¥2,497	¥88,960

Japanese GAAP
Consolidated Financial Statements
4)	Consolidated Statements of Retained Earnings

	Three Months	Year Ended
	Ended June 2005	March 31, 2006
	Amount	Amount

ADDITIONAL PAID-IN CAPITAL:
Additional Paid-in Capital at Beginning of Period	¥10,465	¥10,465
Increase of additional paid-in capital:
Stock issuance from exercises of new share subscription rights	257	4,050
Gains on sales of treasury stock	53	1,004

Total	310	5,054

Additional Paid-in Capital at End of Period	10,776	15,519

RETAINED EARNINGS:
Retained Earnings at Beginning of Period	42,659	42,659
Increase of retained earnings:
Net income	1,322	9,033

Total	1,322	9,033

Decrease of retained earnings:
Cash dividends	1,292	2,571
Directors’ and statutory auditors’ bonuses	80	80

Total	1,372	2,651

Retained Earnings at End of Period	¥42,608	¥49,040

Japanese GAAP
Consolidated Financial Statements
5)	Consolidated Statements of Cash Flows

	Three Months		Year Ended
	Ended June 30,		March 31,
	2006	2005	2006
	Amount	Amount	Amount

	(in millions)
Operating Activities
Income before income taxes	¥3,187	¥2,454	¥16,311
Depreciation and amortization	448	335	1,417
Increase in allowance for loan losses	793	509	1,615
Increase in reserve for losses on excess interest repayments	350	—	590
(Decrease) increase in accrued retirement benefits — employees	(265)	—	4
Decrease in accrued retirement benefits — directors and statutory auditors	(2)	—	—
(Decrease) increase in accrued bonuses — employees	(382)	(414)	57
Increase in accrued bonuses — directors	18	—	—
Interest and dividend income	(87)	(177)	(113)
Interest expenses	812	682	2,836
Gains on sales of fixed assets	(0)	—	(1)
Losses on sales of fixed assets	—	(0)	2
Losses on disposal of fixed assets	5	4	15
Gains on sales of investment securities	(843)	(683)	(4,170)
Impairment of investment securities	82	—	337
Charge-offs of loans receivable	2,531	2,188	8,785
Losses on change of equity interest	1	—	43
Interest receivable	4	21	(166)
Advanced interest received	(16)	(0)	68
Directors’ and statutory auditors’ bonuses	(105)	(83)	(83)
Other	(495)	(2,718)	(17,294)

Sub-total	6,036	2,117	10,254
Interest and dividend received	84	177	113
Interest paid	(705)	(615)	(2,750)
Income taxes paid	(6,158)	(799)	(2,301)

Sub-total	(742)	880	5,315
Loan originations	(70,537)	(31,143)	(206,946)
Collections of loans receivable	61,319	29,719	126,054
Loans purchased	(870)	(2,540)	(17,853)
Collections of purchased loans	1,614	1,183	6,955
Proceeds from sales of purchased loans	—	700	711
Increase in real estate for sale — other businesses	(5,827)	—	—
Increase in real estate for sale — loan servicing	(1,339)	—	—
Purchases of assets held for leases	(840)	(558)	(2,973)
Installment loans, net	(328)	(481)	(1,146)

Net cash used in operating activities	¥(17,552)	¥(2,240)	¥(89,882)

(Continued)

Japanese GAAP
Consolidated Financial Statements

			Year Ended
	Three Months Ended June 30,		March 31,
	2006	2005	2006
	Amount	Amount	Amount

	(in millions)
(Continued)
Investing Activities
Time deposits	—	(56)	(0)
Proceeds from withdrawal of time deposits	20	—	5
Purchases of tangible fixed assets	(81)	(66)	(183)
Proceeds from sales of tangible fixed assets	5	0	5
Purchases of intangible fixed assets	(65)	(38)	(216)
Purchases of investment securities	(3,690)	(1,906)	(16,253)
Proceeds from sales of investment securities	1,268	924	5,540
Change in cash from sale and acquisition of subsidiaries	(1)	—	(554)
Payments for capital contributions	(550)	(1,662)	(5,808)
Other	180	(625)	321

Net cash used in investing activities	(2,914)	(3,431)	(17,144)

Financing Activities
Deposits of restricted cash in banks	(550)	(683)	(1,662)
Proceeds from withdrawal of restricted cash in banks	1,662	433	418
Proceeds from short-term borrowings	58,400	4,167	95,088
Repayments of short-term borrowings	(38,011)	(6,378)	(79,843)
Proceeds from commercial paper	24,000	2,000	65,900
Repayments of commercial paper	(24,000)	(1,500)	(39,400)
Proceeds from long-term borrowings	10,450	9,300	95,605
Repayments of long-term borrowings	(16,071)	(14,245)	(66,362)
Proceeds from bonds	—	7,463	18,407
Payments for redemption of bonds	—	(0)	(5,060)
Increase of asset backed securities	15,000	—	19,912
Decrease of asset backed securities	(5,560)	(1,523)	(5,002)
Cash collateral from share lending agreement	7,300	—	11,800
Redemption of cash collateral from share lending agreement	(11,800)	—	(7,300)
Increase of long-term deposits	(278)	(23)	(402)
Decrease of long-term deposits	22	40	293
Proceeds from issuance of new shares	7,848	—	—
Proceeds from issuance of new shares by subsidiaries	49	—	57
Dividends paid	(1,070)	(1,152)	(2,566)
Dividends paid to minority interests	(111)	(31)	(99)
Purchases of treasury stock	(0)	(0)	(2)
Proceeds from sales of treasury stock	162	144	2,211
Other	178	140	583

Net cash provided by (used in) financing activities	27,618	(1,849)	102,574

Effect of exchange rate changes on cash and cash equivalents	19	27	181
Net increase (decrease) in cash and cash equivalents	7,170	(7,493)	(4,271)
Cash and cash equivalents at beginning of period	21,105	25,376	25,376

Cash and cash equivalents at end of period	¥28,276	¥17,883	¥21,105

Japanese GAAP
Consolidated Financial Statements
6)	Significant Items Relating to the Preparation of Consolidated Financial Statements
(1)	Scope of Consolidation

All subsidiaries are consolidated.

1.	Number of consolidated subsidiaries:	20 companies

2.	Names of consolidated subsidiaries:	Nissin Servicer Co., Ltd., NIS Securities Co., Ltd, Nissin Leasing (China) Co., Ltd., NIS Lease Co., Ltd., NIS Property Co., Ltd., NIS Real Estate Co., Ltd., Nissin Insurance Co., Ltd., Bird’s Eye Technological Investment Corporation, Woodnote Corporation, Aprek Co., Ltd., NIS Construction Co., Ltd., and other 9 companies

3.	NIS Construction Co., Ltd. was newly established and became consolidated subsidiary during the three months ended June 30, 2006.

4.	CN Investments Co., Ltd., previously a consolidated subsidiary, became an equity-method affiliate since the Company sold a part of its equity interests.
(2)	Application of the Equity Method

1.	Number of equity-method affiliates:	9 companies

2.	Names of equity-method affiliates:	Webcashing.com Co., Ltd., Chuo Mitsui Finance Service Co., Ltd., Nippon Real Estate Rating Services Co., Ltd., CN Capital Co., Ltd., CN Two Co., Ltd., and other 4 companies

3.	The equity method is no longer applied to Shinsei Business Finance Co., Ltd. and Nissin Medical Partners Co., Ltd. since the Company’s equity interest in Shinsei Business Finance decreased to less than 20% and Nissin Medical Partners completed its liquidation, respectively.

4.	If the balance sheet date of an equity-method affiliate is different from that of the Company’s consolidated financial statements, the Company’s consolidated financial statements are prepared by using such equity-method affiliate’s financial statements for the relevant accounting period with the exception of Webcashing.com Co., Ltd. and CN Two Co., Ltd. In addition, the Company’s consolidated financial statements are prepared by using Webcashing.com Co., Ltd.’s adjusted financial statements as of the Company’s consolidated balance sheet date. Also, the Company’s consolidated financial statements are prepared by using CN Two Co., Ltd.’s adjusted financial statements as of and for the three months ended May 31, 2006.
(3)	Balance Sheet Date for the First Quarter of the Fiscal Year of Consolidated Subsidiaries

The balance sheet dates of consolidated subsidiaries which are different from the date of the Company’s consolidated balance sheet date are as follows:

Company Name	Balance Sheet Date

Nissin Leasing (China) Co., Ltd. and other 3 companies	March 31

The Company’s consolidated financial statements are prepared by using the above four companies’ financial statements as of and for the three month ended March 31, 2006, and only significant transactions that occurred within the Company’s consolidated balance sheet date are taken into account for consolidation purposes.

Japanese GAAP
Consolidated Financial Statements
(4)	Changes in Accounting Treatments

(Accrued Bonuses — Directors)
Regarding directors’ bonuses, the Company heretofore recognized as a decrease of unappropriated retained earnings. However, the Company changed the previous method so that directors’ bonuses would be recognized as expenses as incurred in accordance with the Accounting Standards Board of Japan (“ASBJ”) Statement No. 4 “Accounting Standard for Directors’ Bonus” issued on November 29, 2005.

As a result of this change in accounting policy, compared with the previous method, the amount of “Provision for accrued bonuses — directors” included in “Operating expenses” for the three months ended June 30, 2006 overstated by ¥18 million. Consequently, operating income, ordinary income, and net income for the three months ended June 30, 2006 understated by the same amount, respectively.
(Presentation of Net Assets in the Consolidated Balance Sheets)
Beginning with the three months ended June 30, 2006, the Company adopted the ASBJ Statement No. 5 “Accounting Standards for Presentation of Net Assets in the Balance Sheet” and the ASBJ Guidance No. 8 “Guidance on Accounting Standards for Presentation of Net Assets in the Balance Sheet”, both issued on December 9, 2005.
The total amount of shareholders’ equity equivalent to that of the previous presentation method is ¥86,463 million.
(5)	Changes in Presentation

(Consolidated Balance Sheets)
“Real estate for sale — other businesses”, which was included in “Other” of current assets for the year ended March 31, 2006, is classified separately beginning with the three months ended June 30, 2006, as the amount became significant for financial reporting purposes. The amount of “Real estate for sale — other businesses” for the three months ended June 30, 2005 was ¥1,530 million.
(Consolidated Statements of Cash Flows)
With respect to cash flows from operating activities, “Increase in real estate for sale — loan servicing” and “Increase in real estate for sale — other businesses”, both of which were included in “Other” for the year ended March 31, 2006, are classified separately beginning with the three months ended June 30, 2006, as these amounts became significant for financial reporting purposes. The amounts of “Increase in real estate for sale — loan servicing” and “Increase in real estate for sale — other businesses” for the three months ended June 30, 2005 were cash outflows of ¥197 million and ¥1,061 million, respectively.

Japanese GAAP
Consolidated Financial Statements
2.	Segment Information
1)	Business Segment Information

Business segment information for the three months ended June 30, 2005 is as follows:

	Three Months Ended June 30, 2005
	Integrated
	Financial	Loan	Other
	Services	Servicing	Businesses	Total	Eliminations	Consolidated

	(in millions)
Operating revenues:
(1) Operating revenues from third parties	¥8,818	¥2,828	¥84	¥11,730	¥—	¥11,730
(2) Operating revenues from inter-segment sales or transfers	68	2	25	96	(96)	—

Total operating revenues	8,886	2,830	109	11,826	(96)	11,730
Operating expenses	7,593	2,412	237	10,243	(180)	10,062

Operating income (losses)	¥1,293	¥418	¥(128)	¥1,583	¥84	¥1,668

Notes:	1.	Classification of business segments Business segments are classified by taking into consideration the similarity of the nature and essence of businesses and the operating transactions.

	2.	Main description of each business segment

		(1) Integrated financial services:	Provider of loan products to consumers, small business owners, and sole proprietors Provider of leases and other Provider of guarantee services Securities business

		(2) Loan servicing:	Management, collection, acquisition, and investment of specific money claims

		(3) Other businesses:	Real estate-related services Business owner support services Wholesale trading Agent for life or non-life insurance companies, and other
Business segment information for the three months ended June 30, 2006 is as follows:

	Three Months Ended June 30, 2006
	Integrated
	Financial	Loan	Other
	Services	Servicing	Businesses	Total	Eliminations	Consolidated

	(in millions)
Operating revenues:
(1) Operating revenues from third parties	¥11,528	¥3,354	¥205	¥15,088	¥—	¥15,088
(2) Operating revenues from inter-segment sales or transfers	29	16	43	88	(88)	—

Total operating revenues	11,557	3,371	249	15,177	(88)	15,088
Operating expenses	10,551	2,281	214	13,046	(224)	12,822

Operating income	¥1,006	¥1,089	¥34	¥2,130	¥135	¥2,266

Notes:	1.	Classification of business segments Business segments are classified by taking into consideration the similarity of the nature and essence of businesses and the operating transactions.

Japanese GAAP
Consolidated Financial Statements

2.	Main description of each business segment

	(1) Integrated financial services:	Provider of loan products to consumers, small business owners, and sole proprietors Provider of leases and other Provider of guarantee services Securities business

	(2) Loan servicing:	Management, collection, acquisition, and investment of specific money claims

	(3) Other businesses:	Real estate-related services Business owner support services Agent for insurance companies, and other

3.	As discussed in “Changes in Accounting Policies”, the Company has changed the method of recognition of directors’ bonuses from a decrease of unappropriated retained earnings to an increase of expenses as incurred, beginning with the three months ended June 30, 2006. Consequently, compared with the previous method, “Operating expenses” from integrated financial services and loan servicing overstated by ¥16 million and ¥2 million, respectively, and “Operating income” understated by the same amount.
Business segment information for the Year Ended March 31, 2006 is as follows:

	Year Ended March 31, 2006
	Integrated
	Financial	Loan	Other
	Services	Servicing	Businesses	Total	Eliminations	Consolidated

	(in millions)
Operating revenues:
(1) Operating revenues from third parties	¥40,127	¥17,644	¥3,219	¥60,991	¥—	¥60,991
(2) Operating revenues from inter-segment sales or transfers	155	97	225	478	(478)	—

Total operating revenues	40,282	17,741	3,445	61,470	(478)	60,991
Operating expenses	33,113	12,746	3,316	49,177	(970)	48,207

Operating income	¥7,169	¥4,994	¥128	¥12,292	¥491	¥12,784

Notes:	1.	Classification of business segments Business segments are classified by taking into consideration the similarity of the nature and essence of businesses and the operating transactions.

	2.	Main description of each business segment

		(1) Integrated financial services:	Provider of loan products to consumers, small business owners, and sole proprietors Provider of leases and other Provider of guarantee services Securities business

		(2) Loan servicing:	Management, collection, acquisition, and investment of specific money claims

		(3) Other businesses:	Real estate-related services Business owner support services Agent for insurance companies, and other

Japanese GAAP
Consolidated Financial Statements
2)	Geographical Segment Information

Geographical segment information is omitted for the three months ended June 30, 2005 and 2006, and the year ended March 31, 2006, as domestic operating revenues accounted for more than 90% of the total operating revenues for all segments during the corresponding period.

3)	Overseas Operating Revenues

Overseas operating revenues information is omitted for the three months ended June 30, 2005 and 2006, and the year ended March 31, 2006, as overseas operating revenues accounted for less than 10% of the total operating revenues during the corresponding period.

Japanese GAAP
Consolidated Financial Statements
3.	Operating Data

Consolidated Operating Results
1)	Operating Revenues by Business Segment

	Three Months Ended June 30,
	2006		2005		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(in millions except percentages)
Integrated financial services
Interest income from notes and loans receivable:
Small business owner loans	¥2,854	18.9%	¥2,769	23.6%	¥85	3.1%
Business Timely loans	1,497	9.9	1,331	11.4	165	12.5
Secured loans	1,426	9.5	401	3.4	1,025	255.5
Notes receivable	59	0.4	6	0.1	53	873.0
Wide loans	1,858	12.3	2,242	19.1	(383)	(17.1)
Consumer loans	183	1.2	176	1.5	6	3.5

Total interest income from notes and loans receivable	7,879	52.2	6,927	59.1	952	13.7

Other financial income	8	0.1	0	0.0	8	—
Other operating income:
Loan origination fees	929	6.2	352	3.0	576	163.5
Recovery from loans previously charged off	216	1.4	170	1.5	45	26.8
Guarantee fees received	423	2.8	296	2.5	127	43.1
Revenue from leases and installment loans	1,403	9.3	889	7.6	514	57.8
Other	667	4.4	182	1.5	485	266.2

Total other operating income	3,640	24.1	1,891	16.1	1,749	92.5

Sub-total	11,528	76.4	8,818	75.2	2,710	30.7

Loan servicing
Revenue from purchased loans	2,981	19.7	1,824	15.6	1,157	63.5
Other operating income	372	2.5	1,003	8.5	(630)	(62.8)

Sub-total	3,354	22.2	2,828	24.1	526	18.6

Other businesses
Other operating income	205	1.4	84	0.7	121	144.5

Total	¥15,088	100.0%	¥11,730	100.0%	¥3,358	28.6%

Notes:	1.	Business segments presented above are identical to the business segment presented in “Business Segment Information.”

	2.	Consumption taxes are excluded from the amounts presented above.

Japanese GAAP
Consolidated Financial Statements
2)	Operating Assets by Business Segment

	June 30,
	2006		2005		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(in millions except percentages)
Integrated financial services
Notes and loans receivable:
Small business owner loans	¥60,051	22.0%	¥55,511	32.9%	¥4,539	8.2%
Business Timely loans	25,143	9.2	22,396	13.3	2,746	12.3
Secured loans	102,374	37.6	19,450	11.5	82,924	426.3
Notes receivable	1,739	0.6	149	0.1	1,589	—
Wide loans	37,727	13.8	44,083	26.1	(6,355)	(14.4)
Consumer loans	2,912	1.1	2,865	1.7	46	1.6

Total notes and loans receivable	229,949	84.3	144,456	85.6	85,492	59.2

Assets held for finance leases, of which ownership is non-transferable:
Machinery	297	0.1	297	0.2	(0)	(0.0)
Equipment	2,331	0.8	1,761	1.0	569	32.4
Software	408	0.2	261	0.2	146	56.2
Other	50	0.0	27	0.0	22	81.9

Total assets held for finance leases, of which ownership is non-transferable	3,088	1.1	2,348	1.4	739	31.5
Assets held for operating leases	1,712	0.6	629	0.4	1,082	172.1
Installment loans	4,761	1.8	3,551	2.1	1,210	34.1
Other	2,660	1.0	1,470	0.9	1,190	80.9

Sub-total	242,172	88.8	152,456	90.4	89,715	58.9

Loan servicing
Purchased loans receivable	23,071	8.5	15,354	9.1	7,716	50.3
Real estate for sale	7,465	2.7	865	0.5	6,599	762.4

Sub-total	30,536	11.2	16,220	9.6	14,316	88.3

Total	¥272,709	100.0%	¥168,676	100.0%	¥104,032	61.7%

Notes:	1.	Installment loans represent the amounts of the total installment loans less the amounts of unearned revenue from installment loans.

	2.	In addition to those presented above, guaranteed borrowings outstanding in connection with the credit guarantee business in the integrated financial services segment are as follows:

	June 30,
	2006	2005	Change
	Amount	Amount	Amount	Percentage

	(in millions except percentages)
Guaranteed borrowings outstanding	¥15,020	¥8,549	¥6,471	75.7%

Note:	The amounts of guaranteed borrowings outstanding presented above are the amounts before deduction of reserves for guarantee losses.

Japanese GAAP
Consolidated Financial Statements
(Reference) The results of operations by quarters for the year ending March 31, 2007 and the year ended March 31, 2006 are as follows:

Year Ending March 31, 2007 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2006~	(July 1, 2006~	(October 1, 2006~	(January 1, 2007~
	June 30, 2006)	September 30, 2006)	December 31, 2006)	March 31, 2007)

	(in millions except per share data)
Operating revenues	¥15,088	¥—	¥—	¥—
Operating income	2,266	—	—	—
Ordinary income	2,376	—	—	—
Income before income taxes	3,187	—	—	—
Net income	1,645	—	—	—
Net income per share (in yen):
Basic	0.60	—	—	—
Diluted	0.59	—	—	—
Total assets	373,747	—	—	—
Net assets	88,960	—	—	—
Net assets per share (in yen)	30.60	—	—	—
Net cash used in operating activities	(17,552)	—	—	—
Net cash used in investing activities	(2,914)	—	—	—
Net cash used in financing activities	(27,618)	—	—	—
Cash and cash equivalents at end of period	28,276	—	—	—

Year Ended March 31, 2006 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2005~	(July 1, 2005~	(October 1, 2005~	(January 1, 2006~
	June 30, 2005)	September 30, 2005)	December 31, 2005)	March 31, 2006)

	(in millions except per share data)
Operating revenues	¥11,730	¥16,656	¥14,121	¥18,482
Operating income	1,668	3,566	4,176	3,373
Ordinary income	1,775	3,442	4,216	3,350
Income before income taxes	2,454	6,638	4,058	3,159
Net income	1,322	3,666	2,448	1,594
Net income per share (in yen):
Basic	2.12	5.83	1.88	1.10
Diluted	1.93	5.38	1.78	1.07
Net income per share after retroactive adjustment (in yen):
Basic	0.53	1.46	0.94	0.55
Diluted	0.49	1.35	0.89	0.54
Total assets	221,605	249,877	309,963	350,861
Shareholders’ equity	63,763	67,490	78,176	79,726
Shareholders’ equity per share (in yen)	102.10	105.57	57.82	58.35
Shareholders’ equity per share after retroactive adjustment (in yen)	25.53	26.39	28.91	29.18
Net cash used in operating activities	(2,240)	(10,795)	(38,171)	(38,675)
Net cash used in investing activities	(3,431)	(2,708)	(9,393)	(1,611)
Net cash (used in) provided by financing activities	(1,849)	21,545	41,899	40,978
Cash and cash equivalents at end of period	17,883	25,958	20,347	21,105

Note:	On each of November 18, 2005 and April 1, 2006, NISSIN completed a 2-for-1 stock split. The retroactively adjusted per share data figures were added in the presentation for the year ended March 31, 2006 to reflect these stock splits.